Exhibit 10.6

July 28, 2010

Montpelier Reinsurance Ltd.

Montpelier House

94 Pitts Bay Road

P.O. Box HM 2079

Hamilton HR HX, Bermuda

Re:          Investment in KVO Capital Offshore Fund, Ltd. by Montpelier Reinsurance Ltd.

This letter agreement is written in connection with the investment by Montpelier Reinsurance Ltd. (the “Investor”) in KVO Capital Offshore Fund, Ltd., a Cayman Islands exempted company (the “Fund”), pursuant to (i) the Fund’s Confidential Private Placement Memorandum dated January 1, 2010 (the “Memorandum”) and (ii) the subscription agreement executed by the Investor (the “Subscription Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Memorandum.  The Investor is currently a party to an Investment Management Agreement with KVO Capital Management, LLC (the “Management Company”) pursuant to which the Management Company manages the KVO Equity Portfolio Account.

This letter agreement shall evidence our understanding as follows:

1.             Investment in the Fund.  The Investor shall invest $25 million by way of cash and net securities from the KVO Equity Portfolio Account into the Fund (the “Investment”) on August 1, 2010.  The Investment will be evidenced by a Subscription Agreement for Tranche C Shares executed concurrently with this letter agreement.

2.             Terms of Investment in the Fund.  The Investment shall be subject to the following provisions, which shall be disclosed in an amendment to the Memorandum:

(a)           $12.5 million shall be allocated to Tranche C Shares of the Fund.  Tranche C Shares are subject to a three-year lockup; however the Directors will cause the Fund to waive any redemption fee with respect to these Shares after the first year.

(b)           $12.5 million shall be allocated to Tranche C Shares of the Fund and such allocation will be subject to a three-year lock-up period.

(c)           The Tranche C Shares shall be charged a Management Fee of 1.5% annually and a Performance Allocation of 15% annually.  The Management Company will rebate 33.33% of the Management Fee directly to the Investor after the fee has been paid to and received by the Management Company, resulting in an annual Management Fee of approximately 1%.  The terms of the rebate shall be incorporated into the amended Confidential Private Placement Memorandum such that the arrangement is fully disclosed to existing and new investors in the Fund.

(d)           The Management Company shall have sole discretion to select the specific assets to be transferred by the Investor to the Fund.  In no event and under no circumstances shall the Management Company or its affiliates incur any individual liability or responsibility for any determination made or other action taken or omitted by them in good faith provided such determinations are made in observation of the investment guidelines set forth in any agreements between the Management Company and the Investor.

(e)           Notwithstanding the terms outlined for Investor’s participation in Tranche C Shares, the Investor may redeem its Tranche C Shares on a Quarterly Valuation Date with 60 days’ notice before the applicable Quarterly Valuation Date, subject to a Redemption Fee equal to 5% of the amount redeemed, as provided in the Memorandum; provided, however, that the Redemption Fee shall not apply to the Tranche C Shares described in paragraph 2(a) of this Letter Agreement following the waiver of the Redemption Fee provided for in paragraph 2(a).

3.             Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4.             Counterparts.  This letter agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument.  An executed counterpart of this letter agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

5.             Conflicts.  Except as expressly set forth herein, nothing in this letter agreement shall affect any rights that the Investor otherwise may have under the Memorandum, the Subscription Agreement, the Memorandum of Association, the Articles, or under any other agreement or instrument between or among the parties hereto.  In the event of any inconsistency between the terms and provisions of this letter agreement and the terms and provisions of any other agreement between or among the parties hereto, the terms and provisions of this letter agreement shall govern.

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If the foregoing is acceptable to you, please signify your agreement by executing the space indicated below.

KVO Capital Offshore Fund, Ltd.,

KVO Capital Management, LLC

By:	/s/ KERNAN V. OBERTING
Name: Kernan V. Oberting
Title: Managing Member
Date: July 29, 2010

Agreed and accepted on the date first written above:

Montpelier Reinsurance Ltd.

By:	/s/ CHRISTOPHER L. HARRIS
Name: Christopher L. Harris
Title: Chief Executive Officer
Date: July 29, 2010